Exhibit (a)(1)(I)

LETTER FROM SUN LIFE ASSURANCE COMPANY OF CANADA
TO PARTICIPANTS IN THE
HOME DEPOT OF CANADA INC. RETIREMENT INCOME PLAN

July 10, 2007

Dear Plan Participant:

On July 10, 2007, The Home Depot, Inc. (the “Company”) commenced an offer to purchase for cash up to 250 million shares of the common stock of the Company, $0.05 par value per share, at a price not greater than $44.00 U.S. per share nor less than $39.00 U.S. per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in the Offer to Purchase (the “Tender Offer”). A copy of the Retirement Plan Participant Q&A, the Retirement Plan Election Form, and the Retirement Plan Participant Withdrawal Notice are enclosed with this letter. The Company has requested that a copy of the Offer to Purchase be included as well, and you are urged to examine the Tender Offer carefully.

As a participant in the Home Depot of Canada Inc. Retirement Savings Plan or the Home Depot of Canada Inc. Deferred Profit Sharing Plan (collectively, the “Home Depot of Canada Inc. Retirement Income Plan” or the “Retirement Plan”), you have the right to instruct Sun Life Assurance Company of Canada (“Sun Life”), who holds the common stock of The Home Depot, Inc. in The Home Depot Stock Fund under the Retirement Plan, to tender any units of the fund (representing shares of common stock of the Company allocated to your Retirement Plan accounts and, for the remainder of this document, referred to as “Plan Shares”).

If, after reading the enclosed materials, you want to tender your Plan Shares, you must follow the instructions contained in this letter, fill out and sign the Retirement Plan Election Form enclosed, and mail the form in the enclosed envelope to Computershare (the Depositary for the Offer). If you do not wish to use the enclosed envelope, you may also mail your election form via First Class Mail directly to:

Computershare, Inc.
P.O. Box 859208
Braintree, MA 02185-9208
Attn: Voluntary Dept.

Neither Sun Life, the Company, the Company’s Board of Directors, the Lead Dealer Manager, the Co-Dealer Manager, the Depositary nor the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your Plan Shares or as to the price or prices at which you may choose to tender your Plan Shares. You must make your own decision as to whether to tender your Plan Shares and, if so, how many Plan Shares to tender and the price or prices at which you will tender them. If you do elect to tender Plans Shares and such shares are accepted in the Tender Offer, any proceeds received in respect of such Plan Shares will be invested in the McLean Budden Canadian Equity Value Fund and will remain in the Retirement Plan; provided, however you may elect to redirect the proceeds to any of the other available investments under the Retirement Plan at any time once the proceeds have been allocated to your account under the Retirement Plan.

If you are also a direct shareholder of the Company or hold shares through another eligible Company benefit plan, you will receive under separate cover another copy (or copies) of the Tender Offer documents which must be used to tender your directly-owned shares or shares held through another eligible Company benefit plan if you choose to do so. Instructions with respect to tendering your directly-held shares or shares held under another eligible Company benefit plan will be set forth in those materials.

Sun Life has the sole authority under the Retirement Plan to tender Plan Shares as described herein. However, each participant or beneficiary, including you, must decide whether or not to instruct Sun Life to offer the Plan Shares allocated to your account under the Retirement Plan for sale in accordance with the terms of the Tender Offer. Sun Life will not act without your instructions.

If valid instructions to tender Plan Shares are not received by 5:00 p.m., New York City time, on August 13, 2007, unless the Company extends the Offer in which case valid instructions to tender Plan Shares must be received by 5:00 p.m., New York City time, on the date that is three (3) business days prior to the Expiration Time, the Plan Shares allocated to your Retirement Plan account will not be tendered. Please note that your instructions as to whether or not you tender will be kept confidential from the Company.  You also may request Sun Life to withdraw any tender instruction you have previously submitted, as long as you do so prior to 5:00 p.m., New York City time, on August 13, 2007 by delivering a withdrawal notice to Computershare. If the tender offer is extended, then you must ensure that Computershare receives any withdrawal notice or election forms that you send by 5:00 p.m., New York City time, on the date that is three (3) business days before the new expiration date.  Any request to withdraw the information sent to Computershare must (i) specify the name of the participant or beneficiary who has made the instruction that is being withdrawn, and (ii) be signed by the participant or beneficiary in the same manner as the original signature on the Election Form by which the instruction that is being withdrawn was made.

SUN LIFE ASSURANCE COMPANY OF CANADA

QUESTIONS AND ANSWERS WITH RESPECT TO TENDER RIGHTS
OF PARTICIPANTS IN THE
HOME DEPOT OF CANADA INC. RETIREMENT INCOME PLAN

1.	What is the Tender Offer?

On July 10, 2007, The Home Depot, Inc. (“Home Depot”) commenced an offer to purchase up to 250 million shares of its common stock, $0.05 par value per share, at a price not greater than $44.00 U.S. per share nor less than $39.00 U.S. per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in the Offer to Purchase (the “Tender Offer”). This Tender Offer will be open from July 10, 2007 until it expires at 5:00 p.m., New York City time, on August 16, 2007, unless Home Depot extends the Tender Offer. Any extension of the Tender Offer will be made in accordance with the procedures described in the Offer to Purchase.

Participants in the Home Depot of Canada Inc. Registered Retirement Savings Plan and the Home Depot of Canada Inc. Deferred Profit Sharing Plan (collectively, the “Home Depot of Canada Inc. Retirement Income Plan” or the “Retirement Plan”), currently administered by Sun Life Assurance Company of Canada (“Sun Life”), who hold units of the Home Depot Stock Fund (representing shares of common stock of the Company allocated to your Retirement Plan accounts and for the remainder of this document referred to as “Plan Shares”) may tender (i.e., offer to sell) these Plan Shares by (i) so indicating on the enclosed election form and (ii) returning the form to Sun Life Assurance Company of Canada via Computershare, Inc. (“Computershare”), the Depositary for the Tender Offer at the address shown in Q&A #4. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR THE PURPOSE OF RETURNING YOUR ELECTION FORM. YOU SHOULD MAIL YOUR COMPLETED ELECTION FORM TO COMPUTERSHARE IN AMPLE TIME TO ENSURE THAT IT IS RECEIVED NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 13, 2007, OR IF EXTENDED, BY THE DATE THAT IS THREE BUSINESS DAYS BEFORE THE NEW EXPIRATION DATE.

Home Depot will, upon the terms and subject to the conditions of the Tender Offer, determine a single per share price, neither greater than $44.00 U.S. per share nor less than $39.00 U.S. per share, that it will pay for shares validly tendered pursuant to the Tender Offer and not validly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. Home Depot will select the lowest purchase price (in multiples of $0.25) that will allow it to purchase 250 million shares or, if a lesser number of shares are validly tendered, such lesser number as are validly tendered and not validly withdrawn. Home Depot also reserves the right, in its sole discretion, to purchase up to an additional 2% of its outstanding shares (or approximately 39.5 million shares) without extending the Tender Offer, subject to applicable legal requirements. All shareholders whose shares Home Depot purchases in the Tender Offer will receive the same purchase price per share.

Upon the terms and subject to the conditions of the Tender Offer, if more than 250 million shares, or such greater number of shares as Home Depot may elect to purchase, subject to applicable law, have been validly tendered and not validly withdrawn prior to the expiration time, Home Depot will purchase validly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Tender Offer, Home Depot will purchase all shares tendered by any person who owns beneficially or of record a total of fewer than 100 shares who tender all shares thereby.

•	Second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, Home Depot will purchase all other shares tendered at prices at or below the purchase price on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares.

•	Third, if necessary to permit it to purchase 250 million shares (or such greater number of shares as Home Depot may elect to purchase, subject to applicable law), shares conditionally tendered at or below the purchase price (for which the condition was not initially satisfied) and not validly withdrawn will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Tender Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased. Participants in the Retirement Plan are not considered “odd lot” holders because the Retirement Plan will aggregate all of the shares in a single tender submission.

The terms and conditions of the Tender Offer are fully described in the enclosed Offer to Purchase. PLEASE READ THE OFFER TO PURCHASE CAREFULLY.

2.	What are my rights under the Tender Offer?

The Retirement Plan’s records indicate that Plan Shares are allocated to your account. You may tender some or all of these shares. Sun Life has the sole authority under the Retirement Plan to tender Plan Shares as described herein. However, under the terms of the Retirement Plan, each participant or beneficiary, including you, must instruct Sun Life to offer the Plan Shares allocated to your account under the Retirement Plan for sale in accordance with the terms of the Tender Offer. Sun Life will not act without those instructions.

YOU MUST DIRECT SUN LIFE IF YOU WANT TO TENDER YOUR PLAN SHARES AND, IF YOU DIRECT SUN LIFE TO TENDER YOUR PLAN SHARES, YOU MUST INDICATE AT WHICH PRICE OR PRICES YOU WANT SUN LIFE TO TENDER THEM. SUN LIFE WILL TENDER YOUR PLAN SHARES ONLY IF SPECIFICALLY INSTRUCTED. IF YOU DO NOT RESPOND USING THE ENCLOSED ELECTION FORM, YOU WILL BE DEEMED TO HAVE INSTRUCTED SUN LIFE NOT TO TENDER ANY OF YOUR PLAN SHARES UNDER THE TENDER OFFER, AND YOUR PLAN SHARES WILL REMAIN INVESTED IN THE HOME DEPOT STOCK FUND.

3.	Which documents did I receive in the Tender Offer materials and what is the purpose of each document?

The following materials are enclosed in this mailing:

(a) Letter from Home Depot.  This letter informs you that Home Depot is making the Tender Offer.

(b) Letter from Sun Life Assurance Company of Canada.  This letter gives you details for participating in the Tender Offer with respect to the Plan Shares in your Retirement Plan account.

(c) Offer to Purchase, dated July 10, 2007.  Home Depot has requested that a copy of the Offer to Purchase be included as well. This document describes all of the terms and conditions of the Tender Offer. PLEASE READ THIS DOCUMENT CAREFULLY.

(d) Election Form.  YOU MUST COMPLETE, SIGN AND MAIL THIS DOCUMENT TO COMPUTERSHARE IN THE ENCLOSED PRE-ADDRESSED ENVELOPE IF YOU WISH TO DIRECT SUN LIFE TO TENDER SOME OR ALL OF YOUR PLAN SHARES. IF YOU FAIL TO COMPLETE, SIGN OR TIMELY MAIL THE ELECTION FORM SO THAT COMPUTERSHARE RECEIVES IT BY 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 13, 2007, YOU WILL BE DEEMED TO HAVE INSTRUCTED SUN LIFE NOT TO OFFER ANY OF YOUR PLAN SHARES FOR SALE UNDER THE TENDER OFFER. YOU MUST USE THE ELECTION FORM IF YOU WISH TO DIRECT A TENDER OF YOUR PLAN SHARES.

(e) Reply Envelope.  A pre-addressed envelope is provided for your convenience. If you decide to tender some or all of your Plan Shares, you may use this envelope to mail the completed election form to Computershare. You should mail the election form in ample time to ensure that Computershare receives it by 5:00 P.M., New York City time, on August 13, 2007, unless the Tender Offer is extended, in which case such notice must be received by no later than 5:00 p.m., New York City time, on the date that is three business days before the new expiration date.

(f) Notice of Withdrawal.  This form can be used to withdraw a Tender Offer. See Q&A #11 below for additional information.

4.	How do I give direction to Sun Life?

The only way that you can instruct Sun Life to tender your Plan Shares is by completing the election form as described, signing it and returning it to Computershare. You may do this by using the pre-addressed envelope provided for this purpose. Alternatively, you may send your instruction to:

By First Class Mail	By Registered, Certified, Express or Overnight Delivery
Computershare, Inc. P.O. Box 859208 Braintree, MA 02185-9208 Attn: Voluntary Dept.	Computershare, Inc. 161 Bay State Dr. Braintree, MA 02184 Attn: Voluntary Dept.

COMPUTERSHARE MUST RECEIVE THE TENDER ELECTION FORM BEFORE 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 13, 2007 (UNLESS THE TENDER OFFER IS EXTENDED, IN WHICH CASE SUCH NOTICE MUST BE RECEIVED BY NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON THE DATE THAT IS THREE BUSINESS DAYS BEFORE THE NEW EXPIRATION DATE ). YOU MUST SIGN AND COMPLETE THE ELECTION FORM FOR YOUR TENDER INSTRUCTION TO BE VALID.

TO VALIDLY DIRECT SUN LIFE TO TENDER PLAN SHARES ON YOUR BEHALF YOU MUST:

(a) Instructions.  Read carefully and follow exactly the instructions in (i) the Letter from Sun Life Assurance Company of Canada and (ii) the election form. These documents will tell you how to direct Sun Life regarding your Plan Shares.

(b) Election form.  Complete the enclosed election form.

(c) Shares.  Designate on the election form the percentage of your Plan Shares you wish to be tendered. You may obtain information about the number of shares allocated to your account by calling Sun Life Assurance Company of Canada at 1-866-733-8612 or by visiting the Retirement Plan’s website at www.sunlife.ca.

(d) Price.  Designate on the election form the price or prices at which you are willing to tender your Plan Shares. In the alternative, you may maximize the chance of Home Depot purchasing the Plan Shares you tender by electing to accept whatever price Home Depot determines as the Tender Offer purchase price pursuant to the Tender Offer terms and conditions (the “Purchase Price”). Please note that the latter action may result in you receiving a price as low as $39.00 per share.

(e) Signature.  You must SIGN the election form to complete your instruction. Unless you sign the election form, your direction cannot be honored and the election form will be ineffective even if it is timely received by Computershare.

(f) Mailing.  We have enclosed a pre-addressed return envelope with your tender materials. You may use this pre-addressed envelope to return your completed election form if you wish to have Sun Life tender your Plan Shares.

Please be precise in providing your instruction and please act PROMPTLY.

IF YOU DO NOT WISH TO TENDER ANY PLAN SHARES, TAKE NO ACTION.

5.	How do I send instructions to Computershare?

Please return your instructions PROMPTLY, recognizing the slow delivery time inherent in the mail system. You may mail your election form to Computershare in the pre-addressed reply envelope that has been provided for this purpose. Alternatively, you may send your instruction by First Class Mail to Computershare, Inc. P.O. Box 859208, Braintree, MA 02185-9208, Attn: Voluntary Dept.

DO NOT DELIVER YOUR INSTRUCTIONS TO YOUR HUMAN RESOURCES DEPARTMENT OR TO YOUR BENEFITS ADMINISTRATOR.

6.	Must I provide directions to Sun Life?

You must respond IF you wish Sun Life to tender any of your Plan Shares. IF YOU DO NOT WISH TO TENDER ANY OF YOUR PLAN SHARES, DO NOTHING. If you do nothing, you will be deemed to have instructed Sun Life not to tender any of the Plan Shares held for your benefit.

7.	How many Plan Shares may I tender and how do I learn the number of Plan Shares held for my benefit in the Retirement Plan?

You may tender a percentage (up to 100%) of the Plan Shares allocated to your Retirement Plan account as of the expiration date of the Tender Offer, currently scheduled to occur on August 16, 2007 (unless it is extended). The number of Plan Shares in your Retirement Plan account is equal to the number of units you hold in the Home Depot Stock Fund in your Retirement Plan account. You may obtain information about the number of Plan Shares allocated to your Retirement Plan account by calling Sun Life at 1-866-733-8612, or by visiting the Retirement Plan’s website at www.sunlife.ca.

IF YOU WISH TO TENDER PORTIONS OF YOUR PLAN SHARES AT DIFFERENT PRICES, YOU MUST IDENTIFY THE PERCENTAGE OF YOUR PLAN SHARES THAT YOU WISH TO TENDER AT EACH SPECIFIC PRICE FOR WHICH YOU WISH TO INSTRUCT SUN LIFE TO TENDER YOUR PLAN SHARES.

8.	Why must I direct the tender of Plan Shares allocated to my Retirement Plan account by percentage, rather than designating a set number of shares?

A percentage designation allows Sun Life to take into account transactions involving Plan Shares that might be processed after you complete and send your election form, such as additional contributions, inter-fund transfers or withdrawals of shares. The percentage designation allows Sun Life to tender your shares based on the actual number of shares in your Retirement Plan account as of August 14, 2007.

9.	What if I have Plan Shares in my Retirement Plan account AND hold shares outside of the Retirement Plan?

If you have Plan Shares in the Retirement Plan and also own other shares (either in your possession or held by a bank or brokerage firm, or otherwise) outside of the Retirement Plan, you will receive two or more sets of Tender Offer materials. You should be careful to follow the different instructions that apply for tendering each kind of shares.

10.	Who will know whether I tendered my Plan Shares?

Your directions to Sun Life will be kept CONFIDENTIAL. No Home Depot employee, officer or director will learn of your instruction unless such disclosure is required by law.

11.	Can I change my mind and direct Sun Life to withdraw Plan Shares that I previously directed Sun Life to tender?

Yes, but only if you perform ALL of the following steps:

(a) You must send a completed and signed copy of the enclosed NOTICE OF WITHDRAWAL to Sun Life via Computershare at the address set forth above.

(b) The notice of withdrawal must set forth your name and it must state that you are directing Sun Life to withdraw all Plan Shares that you previously directed Sun Life to tender on your behalf.

(c) Computershare must receive the notice of withdrawal before 5:00 p.m., New York City time, on August 13, 2007 (unless the Tender Offer is extended, in which case such notice must be received no later than 5:00 p.m., New York City time, on the date that is three (3) business days before the new expiration date).

12.	Can I direct Sun Life to re-tender my Plan Shares?

Yes. If, after directing Sun Life to withdraw your previously tendered Plan Shares, you wish to direct Sun Life to re-tender your Plan Shares (or any portion thereof), you must complete another election form and return it to Computershare by 5:00 p.m., New York City time, on August 13, 2007 (unless the offer is extended, in which case the deadline for receipt of your election form will be extended until 5:00 P.M. on the date that is three (3) business days before the new expiration date). You may request additional copies of the election form by calling Computershare Inc. at 1-800-843-2150.

13.	Will I still be entitled to receive the forthcoming dividends on the Plan Shares that I tender?

No. Shares that are sold to Home Depot pursuant to the Tender Offer will not be entitled to receive the third quarter dividend unless the expiration date of the Tender Offer is extended past the record date for such dividend.

14.	Will Home Depot purchase all Plan Shares that I direct Sun Life to tender?

The answer to this question depends on the total number of shares validly tendered (and not validly withdrawn) by all tendering shareholders at or below the purchase price, and the price or prices at which you direct Sun Life to tender your shares. If you tender your Plan Shares at a price above the purchase price determined by Home Depot pursuant to the Tender Offer terms and conditions, Home Depot will not purchase your Plan Shares. If you tender Plan Shares at or below the purchase price or you instruct Sun Life to tender your Plan Shares at whatever purchase price Home Depot determines pursuant to the Tender Offer terms and conditions, then Home Depot will purchase your Plan Shares subject to the proration provisions of the Tender Offer. See Q&A #1 for a description of how the proration process works. See also Section 1 of the Offer to Purchase for a description of the “odd lot” preference.

15.	What if I have questions about the Tender Offer?

Please contact D. F. King & Co., Inc., the information agent for the Tender Offer, at (800) 628-8536 with any questions about the terms and conditions of the Tender Offer or how to tender your Plan Shares.

16.	How will I know if Home Depot has purchased my Plan Shares?

The purchase will be reflected in your Retirement Plan account as a transfer of the tendered shares, with the tender proceeds going into the McLean Budden Canadian Equity Value Fund (the “Default Fund”) under the Retirement Plans. This transaction can be viewed through the Sun Life web-site and will also be reported in your next statement you receive and will set forth the number of Plan Shares purchased in the Tender Offer, the price you received for those shares, and the market value of those shares.

OPERATION OF THE RETIREMENT PLAN DURING THE TENDER OFFER

17.	What happens to contributions to my Retirement Plan account that are made after July 10, 2007?

Contributions made to your Retirement Plan account after July 10, 2007 (including any contributions made to the Home Depot Stock Fund) will be allocated as usual, in accordance with the source of the contributions and, where applicable, your investment instructions in effect at the time of your contribution, including any direction to invest such contributions in Plan Shares. Although your contributions will continue to be allocated during the Tender Offer, only the Plan Shares in your Retirement Plan account on August 14, 2007 may be tendered in the Tender Offer.

18.	How will my Retirement Plan account be affected by the Tender Offer?

Plan Shares will be deemed withdrawn from your account on August 14, 2007 (the date that Sun Life processes your instructions to tender Plan Shares) and will either be transferred to a temporary account or otherwise isolated by Sun Life pending a determination by Home Depot as to whether those shares will be accepted for purchase. If your Plan Shares are not accepted for purchase by Home Depot, then your Plan Shares will be returned to your account under the Plan. If you have directed Sun Life to tender any shares, Sun Life will transfer the tender proceeds to the Default Fund for your benefit and on your behalf. However, you may elect to redirect the proceeds to any of the other available investments under the Retirement Plan at any time once the proceeds have been allocated to your account under the Retirement Plan.

Retirement Plan participants who do not submit a Tender Offer for any portion of their Plan Shares will not be subject to the limitations described in the “Important Note on Retirement Plan Blackout Period.”

19.	What happens if I request an inter-fund transfer or withdrawal following the announcement of the tender offer but before the tender offer expires?

Inter-fund transfers and withdrawals from the Plan will be processed in accordance with normal procedures.

20.	Will I be taxed on any proceeds received in 2007 from the shares that I tender from my Retirement Plan account?

No. Because the proceeds from Plan Shares accepted in the Tender Offer will be received by and held in your Retirement Plans, they will not be subject to current income tax.

21.	How will the Retirement Plan invest the proceeds received from the Plan Shares that are tendered?

If Home Depot purchases the Plan Shares that you have directed Sun Life to tender, Sun Life will transfer the tender proceeds to the Default Fund. Once the proceeds are in your account and invested in the Default Fund, you may elect to redirect the proceeds to any of the other available investments under the Retirement Plan at any time.

IMPORTANT NOTE ON RETIREMENT PLAN BLACKOUT PERIOD

If you tender all or a portion of your Plan Shares, you will be temporarily unable to conduct Retirement Plan transactions involving tendered Plan Shares in your Retirement Plan account. The period during which you cannot conduct these Retirement Plan transactions is called a “Blackout Period.” Whether or not you are planning retirement in the near future, you should carefully consider how this Blackout Period may affect your retirement planning, as well as your overall financial plan.

The Blackout Period begins at 4:00 p.m., Toronto, Ontario, Canada time, on August 13, 2007. If Home Depot does not accept your Tender Offer, the Blackout Period is expected to end on the next business day after Home Depot gives notice to the public of the price that it will pay for the tendered shares, which is expected to occur during the week of August 27, 2007. If your Tender Offer is accepted, the Blackout Period is expected to end on the next business day following the day that Sun Life is in receipt of the tender proceeds from Home Depot, which is also expected to occur during the week of August 27, 2007. The tender proceeds will be deposited into the Default Fund on the same day that the proceeds are received from Home Depot and you will be able to direct all aspects of your account, including moving the tender proceeds out of the Default Fund into any other investment fund available under the Retirement Plans, and conducting any transactions in the Home Depot Stock Segregated Fund portion of your Retirement Plan account the following business day. You can determine whether the Blackout Period has started or ended by calling Sun Life Assurance Company of Canada at the number below.

If you have any questions concerning the Blackout Period, you should contact Sun Life Assurance Company of Canada at 1-866-733-8612.